UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. ___)

☒ Filed by the Registrant        ☐ Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §.240.14a-12

GENERAL MOTORS COMPANY

1240 Woodward Avenue, Detroit, Michigan 48265

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2026

This supplement to the proxy statement, dated April 20, 2026 (the “Proxy Statement”), for the 2026 Annual Meeting of Stockholders to be held on June 2, 2026 (the “Annual Meeting”) of General Motors Company (the “Company”) updates the Proxy Statement for a recent change in the proposed nominees for election to the Board.

Other than with respect to the election of directors as set forth below, this supplement does not change any of the proposals to be acted on at the Annual Meeting.

Withdrawal of Nominee for Election to the Board

On May 26, 2026, Jonathan McNeill notified the Board of Directors of the Company (the “Board”) that he will not stand for reelection as a director at the Annual Meeting and will retire from the Board upon the conclusion of the Annual Meeting.

As a result of Mr. McNeill’s retirement, Mary T. Barra, Wesley G. Bush, Joanne C. Crevoiserat, Joseph Jimenez, Alfred F. Kelly, Jr., Judith A. Miscik, Patricia F. Russo, Mark A. Tatum, Jan E. Tighe and Devin N. Wenig will be the only director candidates nominated for election to the Board at the Annual Meeting. No replacement director for Mr. McNeill will be nominated for election at the Annual Meeting, and the Board size will be reduced from 11 directors to 10 directors after the Annual Meeting.

Voting Matters

If you have already returned your proxy card or voting instruction form, or have already voted by internet or telephone, you do not need to take any action unless you wish to change your vote.

The form of proxy card included in the Company’s proxy materials remains valid, notwithstanding Mr. McNeill’s withdrawal as a director nominee. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the election of Mr. McNeill will be disregarded and will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein with respect to all matters properly brought before the Annual Meeting, including the election of the other director nominees.

If you have already returned your proxy card or voting instruction form, or have already voted by internet or telephone, your shares will be voted as specified therein, other than votes with respect to Mr. McNeill, and you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instructions.

If you have not yet returned your proxy card or submitted your voting instructions, please promptly submit your vote by internet or telephone, or by signing, dating, and returning the proxy card or voting instruction form in the postage-paid envelope provided with your proxy materials, so that your shares will be represented and voted at the meeting. When voting, please disregard the name of Mr. McNeill as a nominee for election as director.